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                                                                    EXHIBIT 11.1
                                 MEGABIOS CORP.

                 STATEMENT OF COMPUTATION OF NET LOSS PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

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                                                                NINE MONTHS
                                     YEAR ENDED JUNE 30,      ENDED MARCH 31,
                                   -------------------------  ----------------
                                    1994     1995     1996     1996     1997
                                   -------  -------  -------  -------  -------
HISTORICAL NET LOSS PER SHARE
Net loss applicable to common
 stock...........................  $(2,153) $(5,429) $(6,901) $(5,496) $(2,861)
                                   =======  =======  =======  =======  =======
Weighted average shares of common
 stock outstanding...............      601      635      809      714    1,409
Shares related to Staff
 Accounting......................
  Bulletin topic 4D:
    Stock options and warrants...      336      336      336      336      336
    Convertible preferred stock..    1,333    1,333    1,333    1,333    1,333
                                   -------  -------  -------  -------  -------
                                     1,669    1,669    1,669    1,669    1,669
                                   -------  -------  -------  -------  -------
Shares used in computing net loss
 per share.......................    2,270    2,304    2,478    2,383    3,078
                                   =======  =======  =======  =======  =======
Net loss per share...............  $ (0.95) $ (2.36) $ (2.78) $ (2.31) $ (0.93)
                                   =======  =======  =======  =======  =======
PRO FORMA NET LOSS PER SHARE
Net loss applicable to common
 stock...........................  $(2,153) $(5,429) $(6,901) $(5,496) $(2,861)
                                   =======  =======  =======  =======  =======
CALCULATION OF SHARES OUTSTANDING
 FOR COMPUTING PRO FORMA NET LOSS
 PER SHARE:
  Shares used in computing net
   loss per share................                      2,478             3,078
  Adjustment to reflect the
   effect of the assumed
   conversion of preferred stock.                      4,861             5,488
                                                     -------           -------
Shares used in computing pro
 forma net loss per share........                      7,339             8,566
                                                     =======           =======
Pro forma net loss per share.....                    $ (0.94)          $ (0.33)
                                                     =======           =======
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